Exhibit 5.1

May 12, 2026

ACM Research, Inc.
42307 Osgood Road, Suite I
Fremont, California 94539

Ladies and Gentlemen:

We have acted as counsel to ACM Research, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of an aggregate of 2,884,615 shares (the “Shares”) of its Class A common stock, par value $0.0001 per share (the “Common Stock”), pursuant to the Securities Purchase Agreement, dated as of May 12, 2026 (the “Purchase Agreement”), by and among the Company and the several investors named therein (the “Investors”). In accordance with the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, the Company has prepared and filed with the U.S. Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (File No. 333-278041) (the “Registration Statement”), which became effective March 18, 2024, and will file with the Commission a prospectus supplement dated May 12, 2026 (the “Prospectus Supplement”). This opinion letter is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

For purposes of rendering our opinion set forth below, we have reviewed: (i) the Registration Statement; (ii) the Prospectus Supplement; (iii) the Purchase Agreement; (iv) the Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on November 7, 2017, as amended by the Certificate of Amendment to Restated Certificate of Incorporation of the Company as filed with the Secretary of State on July 13, 2021 (as so amended, the “Certificate of Incorporation”); (v) the Restated Bylaws of the Company adopted on November 7, 2017 (the “Bylaws”); (vi) the resolutions adopted by the Company’s Board of Directors (the “Board”) on April 29, 2026 relating to the issuance and sale of the Shares pursuant to the Purchase Agreement and the establishment of the Pricing Committee of the Board (the “Pricing Committee”); (vii) the resolutions adopted by the Pricing Committee on May 11, 2026 by authorizing and approving certain matters relating to the issuance and sale of the Shares pursuant to the Purchase Agreement; and (viii) a fact certificate executed by an officer of the Company and dated as of the date hereof.

ACM Research, Inc.
May 12, 2026

For purposes of rendering our opinion set forth below, we have not reviewed any document other than the documents listed in (i) through (viii) above (the “Reviewed Documents”) and assume there exists no provision in any document relating to the matters covered by our opinion set forth below that we have not reviewed that is inconsistent with the Reviewed Documents or our opinion set forth below. We have conducted no independent factual investigation of our own but rather have relied on the Reviewed Documents, the statements and information set forth therein and the additional matters recited or assumed in this opinion letter, all of which we assume to be true, complete and accurate in all respects.

For purposes of this opinion letter, we have made assumptions that are customary in opinion letters of this kind, including that: (a) each of the Reviewed Documents is accurate and complete; (b) each of the Reviewed Documents that is an original is authentic; (c) each Reviewed Document that is a copy conforms to an authentic original; (d) all signatures on each of the Reviewed Documents are genuine; and (e) the Company is and shall remain at all times a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. We have further assumed: (i) the legal capacity of all natural persons; (ii) that each party to the Reviewed Documents (A) is duly formed or incorporated, as applicable, organized, validity existing, and in good standing under the laws of its formation or incorporation, as applicable, (B) has the legal capacity, power, and authority to execute, deliver, and perform such party’s obligations under the Reviewed Documents to which it is a party, and (C) has taken all action necessary to duly authorize the execution and delivery of, and the performance of such party’s obligations under, the Reviewed Documents to which it is a party, and (D) has duly executed and delivered such Reviewed Documents; and (iii) each of the Reviewed Documents constitutes the legal, valid, and binding obligation of each party thereto, enforceable against each such party in accordance with its terms. We have not verified any of the foregoing assumptions.

In rendering our opinion set forth below, we also have assumed that: (i) the issuance of all Shares will be duly recorded in the Company’s stock ledger upon issuance; (ii) in accordance with Section 158 of the General Corporation Law of the State of Delaware (the “DGCL”), either (A) the Shares will be evidenced by certificates in such form as may be prescribed by law and the Board that has been duly executed and delivered, or (B) the Board will have adopted a resolution (that has not been rescinded or revoked) providing that all shares of Common Stock shall be uncertificated in accordance with Section 158 of the DGCL, and, within a reasonable time after the issuance or transfer of such uncertificated Share, the registered owner of such Share will be given notice in writing or by electronic transmission in compliance with Section 151(f) of the DGCL; (iii) none of the Investors or any of its “affiliates” and “associates” (in each case, within the meaning of Section 203(c) of the DGCL) is not, and has not been during the past three years, an “interested stockholder” (within the meaning of Section 203(c) of the DGCL) of the Company; and (iv) the Company will receive the consideration for the issuance of the Shares pursuant to the Purchase Agreement, which such consideration shall be at least equal to the par value of a share of Common Stock). We have not verified any of the foregoing assumptions.

Our opinion set forth below is limited to the DGCL and reported judicial decisions interpreting the DGCL. We express no opinion as to the laws, rules, or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise of any subsequent changes in the facts stated or assumed herein or any subsequent changes in law.

ACM Research, Inc.
May 12, 2026

Based upon and subject to the foregoing, it is our opinion that the issuance of the Shares pursuant to and in accordance with the Purchase Agreement has been duly authorized and, when issued and delivered in accordance with the Purchase Agreement, the Shares will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Prospectus Supplement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP